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                                                                   Exhibit 23(a)



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 relating to the $15,000,000,000 SmartNotes of General Motors Acceptance Corporation ("GMAC") of our report on the consolidated financial statements dated March 14, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to GMAC's consolidation of certain variable interest entities), and of our report on management's report on the effectiveness of internal control over financial reporting dated March 14, 2005, appearing in the Annual Report on Form 10-K of GMAC for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP
Detroit, Michigan

September 15, 2005